MILLIMAN VARIABLE INSURANCE TRUST 485BPOS

EX-28.h.i

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between Milliman Variable Insurance Trust, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Trust is, or intends to be, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBGFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBGFS to provide fund administration services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund,” and, collectively, the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Administrator

The Trust hereby appoints USBGFS as administrator of the Trust on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2.	Services and Duties of USBGFS

USBGFS shall provide the following administration services to the Trust with respect to each Fund:

A.	General Fund Management:

(1)	Act as liaison among Fund service providers, including, but not limited to, the Trust’s investment adviser, external legal counsel, accounting and audit firms, and external compliance consultants and officers.

(2)	Supply:

a.	Office facilities (which may be in USBGFS’, or an affiliate’s, or Fund’s own offices).

b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Trust’s board of trustees (the “Board of Trustees” or the “Trustees”) communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Trust counsel.

b.	Prepare reports for the Board of Trustees based on financial and administrative data.

c.	If requested by the Trust, assist with the selection of the independent registered public accountant.

d.	If requested by the Trust, secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare minutes of meetings of the Board of Trustees, its committees, and Fund shareholders, with the assistance of Trust counsel.

f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.	Attend Board of Trustees meetings and present materials for the Trustees’ review at such meetings.

(4)	Audits:

a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent registered public accountants, and facilitate the audit process.

b.	For SEC or other regulatory audits, provide requested information to the SEC, other regulatory agencies, or the Trust to assist the audit process.

c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.

(6)	Pay Fund expenses upon written authorization from the Trust.

(7)	Keep the Trust’s governing documents, including its declaration of trust, bylaws and minutes, but only to the extent such documents are provided to USBGFS by the Trust or its representatives for safe keeping.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the 1940 Act requirements, including:

(i)	Calculation of asset and diversification tests on a quarterly basis.

(ii)	Calculation of total return and SEC yields.

(iii)	Maintenance of books and records under Rule 31a-3.

(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees, if requested to provide such service by the Trust.

b.	After each quarter-end and on a post-trade basis, monitor each Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) included in its registration statement on Form N-1A (or similar documents) filed with the SEC (“Registration Statement”).

c.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBGFS’ compliance program as it relates to the Trust, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

d.	In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBGFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBGFS that affects or could affect the Trust.

e.	Monitor applicable regulatory and operational service issues, and update the Board of Trustees and their counsel periodically (and immediately in the event of a material regulatory or operational service issue).

f.	Monitor compliance with any regulatory exemptive relief applicable to the Trust or the Funds.

(2)	Blue Sky Compliance:

a.	Prepare and file with the SEC and appropriate state securities authorities any and all required compliance filings (e.g., Form D and “blue sky” filings) relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.

c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:

a.	Assist Trust counsel in the annual update of the Registration Statement.

b.	Prepare and file annual and semiannual shareholder reports and other filings, such as Form N-CEN, Form N-CSR, Form N-PORT, and Rule 24f-2 notices. As requested by the Fund, prepare and file Form N-PX and Form N-LIQUID.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto, as requested by the Trust.

d.	File fidelity bond under Rule 17g-1.

e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

f.	Assist Trust counsel in the preparation of proxy statements and information statements, as requested by the Fund.

(4)	IRS Compliance:

a.	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)	Diversification requirements of Section 817(h) of the Code on a quarterly basis.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

C.	Financial Reporting:

(1)	Provide financial data required for inclusion in the Registration Statement.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent registered public accountant.

(3)	Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value, and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.

(5)	Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of any proposed adjustments expected to affect the Fund’s expense ratio.

(6)	Prepare financial statements, which include, without limitation, the following items:

a.	Schedule of Investments.

b.	Statement of Assets and Liabilities.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Statement of Cash Flows (if applicable).

f.	Financial Highlights.

g.	Note to Financial Statements.

(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)	Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBGFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to USBGFS as required in a timely manner.

(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s independent accountant.

(4)	Prepare and file on behalf of Fund management Form 1099 MISC for payments to disinterested trustees and other qualifying service providers.

(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

E.	If the Fund so elects, USBGFS shall provide additional services that are further described in the fee schedule Exhibit B.

3.	License of Data; Warranty; Termination of Rights

A.	USBGFS has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, and ICE to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by USBGFS to each Fund. These Data Providers have required USBGFS to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit C. The Data is being licensed, not sold, to the Funds. The Trust acknowledges and agrees that certain Data Providers may also require the Trust or one or more Funds to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in Exhibit C shall not have any effect upon the standard of care and liability USBGFS has set forth in Section 6 of this Agreement. In the event any Data Provider terminates USBGFS’ right to receive and/or use the applicable Data, and USBGFS’ failure to provide such Data would materially alter the serviced provided by USBGFS under this Agreement, the parties hereto agree to discuss and implement reasonable alternatives to the provision of such Data. If USBGFS and the Trust are unable to come to an agreement on alternative Data in such instances, the Trust may terminate this agreement with respect to the applicable Fund(s) immediately upon notice to USBGFS.

B.	The Trust agrees to indemnify and hold harmless USBGFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or any of its agents’ use of, or inability to use, the Data or any material breach by the Trust of any provision contained in Exhibit C attached to this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBGFS as set forth in Section 6 of this Agreement.

C.	USBGFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in this Agreement.

The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 under the 1940 Act (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Trust’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Trust’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Trust), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Trust further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

4.	Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). Subject to the prior written approval of the Trust, USBGFS shall also be reimbursed for such reasonable and documented miscellaneous expenses set forth in Exhibit B hereto as are reasonably incurred by USBGFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBGFS shall only be paid out of the assets and property of the particular Fund involved.

5.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained, or intends to obtain, all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the initiation of services under this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the initiation of services under this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares; and

(5)	All records of the Trust provided to USBGFS by the Trust are materially accurate and materially complete and USBGFS is entitled to rely on all such records in the form provided.

B.	USBGFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.	USBGFS shall use its best efforts, and exercise reasonable care, in the performance of its duties under this Agreement. USBGFS shall not be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund, or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ breach of, or refusal or failure to comply with, the terms of this Agreement (other than where such compliance would violate applicable law) or applicable law, or from its bad faith, negligence, fraud or willful misconduct in the performance, or reckless disregard, of its duties under this Agreement (the “Standard of Care”). Notwithstanding any other provision of this Agreement, if USBGFS has acted in accordance with its Standard of Care in the performance of its duties under this Agreement, the applicable Fund, severally and not jointly, shall indemnify and hold harmless USBGFS and its affiliates and suppliers from and against any and all actual claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBGFS or its affiliates and suppliers may actually sustain or incur or that may be asserted against USBGFS or its affiliates and suppliers by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing Standard of Care, or (ii) in reasonable reliance upon any written instruction provided to USBGFS by any duly authorized officer of the Trust, except for any and all actual claims, demands, losses, expenses, and liabilities arising out of or relating to (a) USBGFS’ breach of, or refusal or failure to comply with, the terms of this Agreement (other than where such compliance would violate applicable law) or applicable law, or (b) USBGFS’ failure to adhere to the Standard of Care. USBGFS shall act in good faith and in a commercially reasonable manner to mitigate any losses, expenses or liabilities it may suffer. This indemnity shall be a continuing obligation of the Trust on behalf of the applicable Fund, its successors and assigns, notwithstanding the termination of this Agreement, provided that a Fund’s continuing obligation to indemnify USBGFS after the termination of this Agreement shall relate solely to those claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with USBGFS’ provision of services to that Fund pursuant to this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees. USBGFS shall endeavor to provide the applicable Fund such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which USBGFS seeks indemnity from that Fund.

Without limiting the generality of the foregoing, USBGFS agrees to indemnify the Trust and any Fund with respect to any and all legitimate claims arising out of or related to occurrences that USBGFS is required to insure against pursuant to Section 23 of this Agreement or applicable law.

USBGFS shall indemnify and hold the Trust and each Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust or any Fund may sustain or incur or that may be asserted against the Trust or a Fund by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, fraud or willful misconduct in the performance, or reckless disregard, of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the terms “Trust” and “Fund” shall include the Trust’s trustees, officers and the Trust’s agents.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense, provided that USBGFS shall provide prompt written notice to the Fund of any such action.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement, provided that a Fund’s continuing obligation to indemnify USBGFS after the termination of this Agreement shall relate solely to those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with USBGFS’ provision of services to that Fund pursuant to this Agreement.

D.	If USBGFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

E.	In conjunction with the tax services provided to the Fund by USBGFS hereunder, USBGFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the Code, or any successor thereof. Any information provided by USBGFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBGFS’ administrative capacity. USBGFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the Code has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBGFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBGFS. USBGFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBGFS to a Fund, absent USBGFS’ bad faith, negligence, fraud or willful misconduct in the performance, or reckless disregard, of its duties under this Agreement. The tax information provided by USBGFS shall be pertinent to the data and information made available to USBGFS, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBGFS the data reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

A.	USBGFS agrees on behalf of itself and its directors, officers, and employees to use its best efforts to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential investors (including owners of variable annuity contracts and variable life insurance policies that have allocated value to a Fund) of the Trust (and clients of said investors), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that USBGFS will promptly notify the Trust of such request if permitted by applicable law, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBGFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.	The Trust agrees on behalf of itself and its trustees, officers to use its best efforts to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services received by the Trust under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that the Trust will promptly notify USBGFS of such request if permitted by applicable law, or (iii) when so requested by the USBGFS. Information which has become known to the public through no wrongful act of the Trust or any of its agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from USBGFS or its agents, shall not be subject to this paragraph.

C.	Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of USBGFS as a service provider, copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

9.	Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. Notwithstanding the foregoing, USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

10.	Compliance with Laws

A.	The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. USBGFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

B.	The Trust shall immediately notify USBGFS if the principal investment strategy of any Fund materially changes or deviates from the principal investment strategy disclosed in the current Prospectus (as supplemented), or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.

11.	Term of Agreement; Amendment

A.	This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of two (2) years (the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 60 days prior to the end of the then current term that it will not be renewing the Agreement.

B.	Subject to Section 12, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 60 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.	USBGFS may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause USBGFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Funds or the Trust (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with the Funds or the Trust would reflect unfavorably upon USBGFS’ reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider. In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for USBGFS, or any of its affiliates, by an appropriate regulatory agency or court of competent jurisdiction.

D.	This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Trust, and authorized or approved by the Trust’s Board of Trustees.

12.	Early Termination

In the absence of any termination resulting from a material breach of this Agreement (which, for the avoidance of doubt, would include termination by the Trust in accordance with Section 3.A. above) or any immediate termination by the Trust in accordance with Section 11.C. above, should the Trust elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the Initial Term, the Trust agrees to pay the following fees with respect to each Fund subject to the termination:

a.	all monthly fees through the remaining term of the Agreement;

b.	all reasonable and documented fees associated with converting services to a successor service provider, to the extent such services were requested in writing by the Trust to be provided in connection with such conversion;

c.	all reasonable and documented fees associated with any record retention and/or tax reporting obligations that cannot be eliminated due to the conversion to a successor service provider, which USBGFS is obligated under applicable law, regulation, or rule to continue following the termination, but only for so long as USBGFS is legally obligated to retain such records or provide such tax reporting;

d.	all reasonable and documented miscellaneous expenses associated with a.-c. above

Notwithstanding the foregoing, this Section 12 shall not apply to any termination of this Agreement with respect to a Fund that is (i) liquidated or (ii) merged into, or subject to an asset acquisition by, another registered investment company where the Fund is not the survivor of such transaction, if the acquiring fund is also serviced by USBFS.

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Trust (which expenses shall include only reasonable and documented miscellaneous expenses previously approved in writing by the Trust), transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBGFS has maintained the same, the Trust shall pay any such reasonable and documented miscellaneous expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any reasonable and documented fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination, but only for so long as USBGFS is legally obligated to retain such records or provide such tax reporting. Notwithstanding the foregoing, in the event that USBGFS terminates this Agreement without cause, or if termination results from USBGFS’ failure to perform in accordance with this Agreement (including negligent performance), or USBGFS transfers this Agreement to an affiliate, the transfer to the successor shall be at the expense of USBGFS.

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBGFS, or by USBGFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBGFS or any of its officers, directors or employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of USBGFS or its affiliates (whether relating to the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Trust acknowledges that employees of USBGFS and its affiliates who are attorneys do not represent the Trust and rely on outside counsel retained by the Trust to review all services provided by USBGFS and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between the Trust and USBGFS (or any employee of USBGFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure. USBGFS represents and warrants that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by email transmission to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

Email:

and notice to the Trust shall be sent to:

Milliman Variable Insurance Trust

71 S. Wacker Drive, 31st Floor

Chicago, IL, 60606

Attn:

Email:

21.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data Providers as expressly set forth herein.

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.	Insurance

USBGFS shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, USBGFS shall provide evidence that coverage is in place. USBGFS shall notify the Trust in writing should USBGFS’ insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such written notification shall include the date of cancellation or reduction and the reasons therefore. USBGFS shall notify the Trust promptly in writing of any material claims against USBGFS with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly in writing should the total outstanding claims made by USBGFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

24.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

25.	Trust Limitations

Notwithstanding anything to the contrary contained in this Agreement, any amounts owed or liabilities incurred by a Fund, shall be satisfied solely from the assets of the Fund and not from the assets of any other entity or person (such as the Trustees, officers or shareholders, or other series of the Trust). In no event shall USBGFS or any of its affiliates have recourse, whether by set-off or otherwise, with respect to any such amounts owed or liabilities incurred, to or against (i) any other series of the Trust other than the applicable Fund to which such obligations relate, (ii) any assets of any person or entity under the management of the investment adviser of the Fund, other than the Fund, or (iii) any assets of the investment adviser of the Fund or any affiliate of such investment adviser. Neither the Trust nor any of its series or any other person or entity identified in (i) through (iii) above, other than the applicable Fund, are obligated to make contributions, loans or otherwise provide funding to the Fund.

(SIGNATURES ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

MILLIMAN VARIABLE INSURANCE TRUST

By:	/s/Adam Schenck

Name:	Adam Schenck

Title:	Trustee

Date:	December 27, 2021

U.S. BANCORP FUND SERVICES, LLC

By:	/s/Michael D. Barolsky

Name:	Michael D. Barolsky

Title:	Senior Vice President

Date:	1/4/2022

Exhibit A

to the

Fund Administration Servicing Agreement

Fund Names

Separate Series of Milliman Variable Insurance Trust

Name of Series

Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund - Jan/Jul

Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund - Feb/Aug

Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund - Mar/Sep

Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund - Apr/Oct

Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund - May/Nov

Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund - Jun/Dec

Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund - Jan/Jul

Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund - Feb/Aug

Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund - Mar/Sep

Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund - Apr/Oct

Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund - May/Nov

Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund - Jun/Dec

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Jan

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Feb

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Mar

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Apr

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - May

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Jun

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Jul

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Aug

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Jan

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Feb

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Mar

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Apr

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - May

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Jun

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Jul

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Aug

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Jan

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Feb

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Mar

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Apr

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - May

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Jun

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Jul

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Aug

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Jan

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Feb

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Mar

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Apr

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - May

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Jun

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Jul

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Aug

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Jan

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Feb

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Mar

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Apr

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - May

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Jun

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Jul

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Aug

Milliman 6-Year Buffered S&P 500 with Par Up Outcome Fund - Jan (I)

Milliman 6-Year Buffered S&P 500 with Par Up Outcome Fund - Apr (I)

Milliman 6-Year Buffered S&P 500 with Par Up Outcome Fund - Jul (I)

Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Fund - Jan (I)

Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Fund - Apr (I)

Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Fund - Jul (I)

Milliman Money Market Fund

Exhibit B to the Fund Administration Servicing Agreement

Exhibit C to the Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF DATA SERVICE PROVIDERS

●	The Trust shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.

●	The Trust will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

●	The Trust will treat the Data as proprietary to the Data Provider. Further, the Trust shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

●	The Trust will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

●	The Trust shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

●	The Trust shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Trust.

●	The Trust acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate USBGFS’ right to receive and/or use the Data.

●	The Trust acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Data Providers and USBGFS with respect to the provision of the Data, entitled to enforce all provisions of such agreement relating to the Data.

●	THE DATA IS PROVIDED TO THE TRUST ON AN “AS IS” BASIS. USBGFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBGFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

●	THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL USBGFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBGFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.